CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated December 12, 2006 with respect to Dreyfus Premier Core Bond Fund, which is incorporated by reference in this Registration Statement (Form N-1A 33-7172 and 811-4748) of Dreyfus Premier Fixed Income Funds.

ERNST & YOUNG LLP
New York, New York
February 22, 2007